UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
May 22, 2014 (May 22, 2014)

MICROCHIP TECHNOLOGY INCORPORATED (Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199
(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Merger Agreement

On May 22, 2014, Microchip Technology (Barbados) II Incorporated, a Cayman Islands company (“Merger Sub”), which is a wholly owned indirect subsidiary of Microchip Technology Incorporated (“Microchip”), and ISSC Technologies Corporation, a company publicly traded on the Taiwan Stock Exchange (“ISSC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides, upon the terms and subject to the conditions thereof, that Merger Sub will commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock of ISSC (the “Shares”), for approximately $4.74 per share (143 New Taiwan (NT) dollars per share, based on an assumed exchange rate of NT$30.15 per U.S. dollar).

Under the terms of the Merger Agreement, following the completion of the Offer, ISSC will be merged with and into the Merger Sub (the “Merger”), with the Merger Sub being the surviving corporation. As a result of the Merger, the resulting combined entity will remain a wholly owned indirect subsidiary of Microchip, and each share of ISSC common stock (other than those shares owned by ISSC or Merger Sub or with respect to which appraisal rights are properly executed and are not withdrawn) issued and outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive a cash amount of $approximately $4.74 per share (NT$143, based on an assumed exchange rate of NT$30.15 per U.S. dollar), without interest thereon, and less any applicable withholding taxes.

The Boards of Directors of Microchip, Merger Sub and ISSC have approved the Offer and the Merger. The Offer will be subject to customary conditions, including the valid tender of not less than 27,300,429 Shares and is expected to close in the third calendar quarter of 2014. The Merger is expected to close in the fourth calendar quarter of 2014.

The Merger Agreement contains representations, warranties and covenants of ISSC and Merger Sub, including among others, (i) covenants by ISSC concerning the conduct of its business in the ordinary course consistent with past practice during the pendency of the transactions contemplated by the Merger Agreement and (ii) a covenant that ISSC will not solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of, any Acquisition Proposal (as defined in the Merger Agreement). The Merger Agreement contains certain termination rights for both Merger Sub and ISSC and further provides that upon termination of the Merger Agreement under specified circumstances ISSC or Merger Sub may be required to pay the other party a termination fee.

Tender Agreement

Concurrently with entering into the Merger Agreement, certain stockholders of ISSC holding approximately 27.71% of the outstanding shares of ISSC entered into a Tender Agreement with Merger Sub, pursuant to which such shareholders have committed to tender certain Shares owned by them in the Offer representing approximately 17.23% of the outstanding ISSC shares. Because certain of such shareholders will remain on the Board of Directors of ISSC following the completion of the Offer and prior to the completion of the Merger, they are subject to statutory minimum shareholding requirements under the laws of Taiwan.

Microchip has provided guarantees of Merger Sub's performance of its obligations under the Tender Agreement and the Merger Agreement (the “Guarantee”).

The foregoing description of the Merger Agreement, the Tender Agreement, the Guarantee and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, the Tender Agreement and the Guarantee. Microchip plans to file copies of the Merger Agreement, the Tender Agreement and the Guarantee as exhibits no later than with its Form 10-K for its fiscal year ended March 31, 2014. We encourage you to read the Merger Agreement, the Tender Agreement and the Guarantee for a more complete understanding of the transaction.

On May 22, 2014, Microchip and ISSC issued a press release relating to the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Joint Press Release issued on May 22, 2014 (Microchip Technology Announces Acquisition of ISSC Technologies)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2014	Microchip Technology Incorporated

By: /s/ J. Eric Bjornholt
J. Eric Bjornholt Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Joint Press Release issued on May 22, 2014 (Microchip Technology Announces Acquisition of ISSC Technologies)